CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS REPORTS SECOND QUARTER 2020 RESULTS
TriMas' Packaging Group Posts Record Sales Quarter
BLOOMFIELD HILLS, Michigan, July 30, 2020 - TriMas (NASDAQ: TRS) today announced financial results for the second quarter ended June 30, 2020.
TriMas Highlights

•	Increased second quarter net sales by 4.6%, driven by record sales in TriMas' Packaging group

•
Reported second quarter diluted loss per share from continuing operations of $0.36, driven by an accounting policy change and realignment charges, while adjusted diluted earnings per share from continuing operations(1) was $0.43

•	Generated net cash provided by operating activities from continuing operations of $27.4 million, which resulted in Free Cash Flow(2) of $25.2 million for the second quarter

•	Strong balance sheet with $349.4 million of cash and aggregate availability, and a leverage ratio of 1.6x
Second Quarter 2020
TriMas reported second quarter net sales of $199.6 million, an increase of 4.6% compared to $190.8 million in second quarter 2019, as robust organic sales in Packaging and the impact of recent acquisitions were partially offset by the impact of weaker demand in certain businesses resulting from the effects of the COVID-19 pandemic and unfavorable currency exchange. The Company reported an operating loss of $18.2 million in second quarter 2020, primarily as a result of a non-cash charge related to an accounting policy change for a legacy liability and realignment actions, compared to an operating profit of $27.1 million in second quarter 2019. Adjusting for Special Items(1), second quarter 2020 adjusted operating profit was $27.5 million, compared to $28.0 million in the prior year period, as the impact of higher sales was more than offset by a less favorable product sales mix, production inefficiencies related to the pandemic, and higher non-cash depreciation and amortization.

The Company reported a second quarter loss from continuing operations of $15.7 million, or $0.36 per diluted share, compared to income of $18.7 million, or $0.41 per diluted share, in second quarter 2019. Second quarter 2020 adjusted income from continuing operations(1) was $18.7 million, or $0.43 per diluted share, compared to $19.6 million, or $0.43 per diluted share, in the prior year period.
"Before I discuss our second quarter financial results, I would like to thank all of our global employees for the commitment and dedication they have displayed during the past several months," said Thomas Amato, TriMas President and Chief Executive Officer. "We have worked together during this unprecedented period to continue to provide essential products supporting our customers, and have operated all of our manufacturing facilities without meaningful disruption, while adhering to new work rules, processes, and local health and safety protocols.
"Turning to our performance in the quarter, we are pleased to announce results which are better than we planned at the beginning of this unprecedented period. TriMas provides innovative product solutions into a diverse set of end markets, and this balance continues to help us navigate through unforeseen challenges. TriMas’ Packaging group, which manufactures dispensers and closures used in applications that help fight the spread of germs, improve personal hygiene and advance home cleaning, as well as food and beverage, pharmaceutical and nutraceutical, and industrial applications, had a record sales quarter. However, we also serve some end markets which are challenged where we have focused on adjusting cost structures to better align with lower demand. I would also note that the anticipated change in sales demand in Aerospace did not occur until June, which helped us achieve a better than expected second quarter result. Given the robust sales activity in our Packaging group and late in the quarter demand fall off in our Aerospace group, we were able to achieve a second quarter sales growth rate of 4.6%, and adjusted diluted EPS from continuing operations(1) of $0.43, consistent with the second quarter of 2019.
"As we move forward through the second half of 2020, we expect the impacts of the global pandemic to continue, with robust sales in our Packaging group, offset by lower aircraft production rates and therefore lower demand for products in our Aerospace group, and reduced construction and HVAC maintenance-related demand, which impacts the Specialty Products group. That said, we believe the steps we have taken during the past few years to strengthen our balance sheet and de-emphasize certain end markets better position TriMas to manage through this unforeseen market shock, and have benefited TriMas shareholders during this period. We are approaching this global economic uncertainty from a position of strength, as our disciplined approach to capital deployment, combined with our strong balance sheet and cash flow, will allow TriMas to not only weather this uncertain environment, but maintain flexibility to best leverage future opportunities," Amato concluded.
Financial Position
TriMas ended second quarter 2020 with $349.4 million of cash and aggregate availability under its revolving credit facility, $65.3 million of cash on hand and a leverage ratio of 1.6x as defined in the Company's credit agreement. TriMas reported total debt of $295.3 million as of June 30, 2020, compared to $294.7 million as of December 31, 2019, and $445.0 million as of March 31, 2020. During the second quarter, the Company proactively repaid $150 million previously drawn on its revolving credit facility during the first quarter in light of the uncertainty surrounding the impacts of COVID-19 and as a precautionary measure against any potential credit market tightening. The Company ended the quarter with Net Debt(3) of $230.0 million, a decrease of $8.9 million compared to $238.9 million as of March 31, 2020. In addition, during the first six months of 2020, the Company used $95.2 million for acquisitions and repurchased approximately $31.6 million of its outstanding common stock. The Company did not repurchase any shares during the second quarter due to uncertainty related to the pandemic. As of June 30, 2020, $169.5 million remained available under the Company's repurchase authorization.
The Company reported net cash provided by operating activities from continuing operations of $27.4 million for second quarter 2020, compared to $17.7 million in second quarter 2019. As a result, the Company reported Free Cash Flow(2) of $25.2 million for second quarter 2020, compared to $13.5 million in second quarter 2019. Please see Appendix I for further details.
Second Quarter Segment Results - From Continuing Operations
Packaging (Approximately 58% of TriMas June 30, 2020 LTM sales)
TriMas' Packaging segment, which consists primarily of the Rieke®, Taplast™ and Rapak® brands, develops and manufactures specialty dispensing and closure products for the beauty & personal care, food & beverage, pharmaceutical & nutraceutical, industrial, and home care markets. Net sales for the second quarter increased 23.9% compared to the year ago period, primarily as a result of higher demand for pump dispenser and closure products sold into applications that help fight the spread of germs and are used in household and industrial cleaning, products used in food and beverage applications, and acquisition-related sales. These increases were partially offset by the impact of unfavorable currency exchange. Second quarter operating profit increased and the related operating margin declined, as the impact of higher sales was offset by a less favorable product sales mix and production inefficiencies related to the impact of the pandemic on production planning and operations. In April, the Company completed the acquisition of Rapak, a designer and manufacturer of fill-ready, bag-in-box product lines and related filling equipment sold into the food and beverage end market and used primarily in dairy, soda, smoothie and wine applications.
Aerospace (Approximately 26% of TriMas June 30, 2020 LTM sales)
TriMas' Aerospace segment, which includes the Monogram Aerospace Fasteners™, Allfast Fastening Systems®, Mac Fasteners™, RSA Engineered Products™ (RSA) and Martinic Engineering™ brands, develops, qualifies and manufactures highly-engineered, precision fasteners and machined components to serve the aerospace, including military and defense, end market. Net sales for the second quarter decreased 13.9% compared to the year ago period, primarily due the impact of significantly lower air travel and reduced commercial and business jet production related to the global pandemic, partially offset by the sales increase related to the acquisition of RSA in February 2020. As noted, demand and sales levels significantly declined in June, as compared to the levels earlier in the second quarter. Second quarter operating profit and the related margin decreased due to the reduced sales and lower absorption of fixed costs, as well as a less favorable product sales mix and production inefficiencies due to the impacts of the pandemic on operations. The Company continues to focus on adjusting cost structures to better align with lower demand in these end markets impacted by the pandemic, while balancing its priority of investing in new and innovative products to support its global customers.
Specialty Products (Approximately 16% of TriMas June 30, 2020 LTM sales)
TriMas' Specialty Products segment, which includes the Norris Cylinder™ and Arrow® Engine brands, designs, manufactures and distributes highly-engineered steel cylinders and wellhead engines and compressor systems, for use within the welding and HVAC, medical, military, industrial, and oil and gas end markets. Norris Cylinder is the only steel cylinder manufacturer in the United States. Second quarter net sales decreased 24.7% compared to the year ago period, as a result of lower steel cylinder demand in the construction and HVAC end markets, and low demand for oil and gas products, all related to the impact of the pandemic. Second quarter operating profit and the related margin percentage decreased as a result of lower sales and fixed cost absorption. The Company continues to take actions to better align cost structures with sales demand in these end markets impacted by the global pandemic, including streamlining the Arrow Engine product line offering in second quarter 2020.
Discontinued Operations
On December 20, 2019, the Company completed the sale of its Lamons business, a provider of sealing products for the oil and gas end markets, with annual revenues of approximately $180 million. Upon completion of the sale of Lamons, on a proforma basis, TriMas reduced its sales exposure to the oil and gas end market from more than 20% of total sales to less than 3%. The results of operations of Lamons, which were previously reported in the Specialty Products segment, as well as the one-time costs incurred in connection with the sale, are included in discontinued operations for all periods presented.
Outlook
Due to the COVID-19 pandemic and the resulting economic uncertainty, TriMas withdrew its 2020 full year guidance on April 30, 2020. However, the Company noted it now expects TriMas’ sales overall for the second half of 2020 to be relatively flat compared to the second half of 2019, with sales activity in the Packaging segment anticipated to remain robust, offset by continued weaker demand for our products in the Aerospace and Specialty Products segments. The Company anticipates continuing to generate solid Free Cash Flow(2) at greater than 100% of net income, and maintaining a strong balance sheet.
"During the back half of 2020, we anticipate continued strong demand and growth of 15% to 20% in our Packaging segment as compared to the back half of 2019. We also expect back half sales declines in the Specialty Products segment of 15% to 25%, consistent with the sales change in the front half of 2020. We now anticipate the back half of 2020 Aerospace segment sales to be more in line with the broader aerospace market, with sales declines of approximately 20% to 30% compared to the same period in 2019. As a result of these factors, we expect total sales for TriMas to be relatively flat for the back half of 2020 compared to the prior year. We continue to focus on realigning cost structures where needed, while proactively working with customers to maximize opportunities," Amato concluded.
Free Cash Flow(2) guidance for 2020 is after adjusting for any current or future amounts that may be considered Special Items. The inability to predict the amount and timing of the impacts of these Special Items makes a detailed reconciliation of these forward-looking non-GAAP financial measures impracticable.(4)
Conference Call Information
TriMas will host its second quarter 2020 earnings conference call today, Thursday, July 30, 2020, at 10 a.m. ET. The call-in number is (800) 353-6461. Participants should request to be connected to the TriMas second quarter 2020 earnings conference call (Confirmation Code 9768715). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Passcode 9768715) beginning July 30, 2020 at 3 p.m. ET through August 6, 2020 at 3 p.m. ET.
Notice Regarding Forward-Looking Statements
Any "forward-looking" statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, contained herein, including those relating to TriMas’ business, financial condition or future results, involve risks and uncertainties with respect to, including, but not limited to: the severity and duration of the ongoing coronavirus (“COVID-19”) pandemic on our operations, customers and suppliers, as well as related actions taken by governmental authorities and other third parties in response, each of which is uncertain, rapidly changing and difficult to predict; general economic and currency conditions; material and energy costs; risks and uncertainties associated with intangible assets, including goodwill or other intangible asset impairment charges; competitive factors; future trends; the Company’s ability to realize its business strategies; the Company’s ability to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of such acquisitions; information technology and other cyber-related risks; the performance of subcontractors and suppliers; supply constraints; market demand; intellectual property factors; litigation; government and regulatory actions, including, but not limited to, the impact of tariffs, quotas and surcharges; the Company’s leverage; liabilities imposed by debt instruments; labor disputes; changes to fiscal and tax policies; contingent liabilities relating to acquisition activities; the disruption of operations from catastrophic or extraordinary events, including natural disasters and public health crises; the potential impact of Brexit; tax considerations relating to the Cequent spin-off; the Company’s future prospects; and other risks that are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in the Second Quarter 2020 report on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Financial Measures
In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found in Appendix I at the end of this release. Additional information is available at www.trimascorp.com under the “Investors” section.

(1)
Appendix I details certain costs, expenses and other amounts or charges, collectively described as "Special Items," that are included in the determination of net income, earnings per share and/or cash flows from operating activities under GAAP, but that management believes should be separately considered when evaluating the quality of the Company’s core operating results, given they may not reflect the ongoing activities of the business. Management believes that presenting these non-GAAP financial measures, adjusted to remove the impact of Special Items, provides useful information to investors by helping them identify underlying trends in the Company’s businesses and facilitating comparisons of performance with prior and future periods. These non-GAAP financial measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP financial measures.

(2)
The Company defines Free Cash Flow as Net Cash Provided by/Used for Operating Activities from Continuing Operations, excluding the cash impact of Special Items, less Capital Expenditures. Please see Appendix I for additional details.

(3)	The Company defines Net Debt as Total Debt less Cash and Cash Equivalents. Please see Appendix I for additional details.

(4)
Reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items impacting comparability and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

About TriMas
TriMas is a global manufacturer and provider of products for customers primarily in the consumer products, aerospace and industrial end markets, with approximately 3,500 dedicated employees in 11 countries. We provide customers with a wide range of innovative and quality product solutions through our market-leading businesses. Our TriMas family of businesses has strong brand names in the end markets served, and operates under a common set of values and strategic priorities under the TriMas Business Model. TriMas is publicly traded on the NASDAQ under the ticker symbol “TRS,” and is headquartered in Bloomfield Hills, Michigan. For more information, please visit www.trimascorp.com.

TriMas Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)

	June 30, 2020	December 31, 2019
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$65,250	$172,470
Receivables, net	123,320	108,860
Inventories	140,890	132,660
Prepaid expenses and other current assets	18,900	20,050
Total current assets	348,360	434,040
Property and equipment, net	210,960	214,330
Operating lease right-of-use assets	35,270	27,850
Goodwill	376,320	334,640
Other intangibles, net	188,170	161,390
Deferred income taxes	3,630	500
Other assets	22,190	19,950
Total assets	$1,184,900	$1,192,700
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$60,180	$72,670
Accrued liabilities	46,680	42,020
Operating lease liabilities, current portion	6,480	5,100
Total current liabilities	113,340	119,790
Long-term debt, net	295,260	294,690
Operating lease liabilities	29,330	23,100
Deferred income taxes	27,960	16,830
Other long-term liabilities	57,910	40,810
Total liabilities	523,800	495,220
Total shareholders' equity	661,100	697,480
Total liabilities and shareholders' equity	$1,184,900	$1,192,700

TriMas Corporation
Consolidated Statement of Operations
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Net sales	$199,550	$190,830	$382,340	$364,200
Cost of sales	(162,320)	(137,040)	(298,740)	(263,620)
Gross profit	37,230	53,790	83,600	100,580
Selling, general and administrative expenses	(55,380)	(26,730)	(81,920)	(53,720)
Operating profit (loss)	(18,150)	27,060	1,680	46,860
Other expense, net:
Interest expense	(4,230)	(3,490)	(7,810)	(6,930)
Other income, net	1,130	1,220	1,050	650
Other expense, net	(3,100)	(2,270)	(6,760)	(6,280)
Income (loss) before income tax expense	(21,250)	24,790	(5,080)	40,580
Income tax benefit (expense)	5,550	(6,070)	2,500	(7,310)
Income (loss) from continuing operations	(15,700)	18,720	(2,580)	33,270
Income from discontinued operations, net of tax	—	3,300	—	7,840
Net income (loss)	$(15,700)	$18,720	$(2,580)	$41,110
Basic earnings (loss) per share:
Continuing operations	$(0.36)	$0.41	$(0.06)	$0.73
Discontinued operations	—	0.07	—	0.17
Net income (loss) per share	$(0.36)	$0.48	$(0.06)	$0.90
Weighted average common shares—basic	43,463,235	45,592,075	43,832,144	45,585,445
Diluted earnings (loss) per share:
Continuing operations	$(0.36)	$0.41	$(0.06)	$0.72
Discontinued operations	—	0.07	—	0.17
Net income (loss) per share	$(0.36)	$0.48	$(0.06)	$0.89
Weighted average common shares—diluted	43,463,235	45,828,315	43,832,144	45,910,249

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Six months ended June 30,
	2020	2019
Cash Flows from Operating Activities:
Net income (loss)	$(2,580)	$41,110
Income from discontinued operations	—	7,840
Income (loss) from continuing operations	(2,580)	33,270
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities, net of acquisition impact:
Loss on dispositions of assets	1,010	30
Depreciation	14,770	11,990
Amortization of intangible assets	10,150	9,380
Amortization of debt issue costs	570	560
Deferred income taxes	(1,460)	4,130
Non-cash compensation expense	4,680	3,040
Non-cash change in legacy liability estimate	23,400	—
Increase in receivables	(12,300)	(5,720)
Decrease in inventories	5,260	380
Decrease in prepaid expenses and other assets	290	1,430
Decrease in accounts payable and accrued liabilities	(14,530)	(24,410)
Other operating activities	1,580	(1,310)
Net cash provided by operating activities of continuing operations	30,840	32,770
Net cash used for operating activities of discontinued operations	—	(3,490)
Net cash provided by operating activities, net of acquisition impact	30,840	29,280
Cash Flows from Investing Activities:
Capital expenditures	(9,250)	(11,500)
Acquisition of businesses, net of cash acquired	(95,160)	(67,030)
Net proceeds from disposition of business, property and equipment	2,110	—
Net cash used for investing activities of continuing operations	(102,300)	(78,530)
Net cash used for investing activities of discontinued operations	—	(780)
Net cash used for investing activities	(102,300)	(79,310)
Cash Flows from Financing Activities:
Proceeds from borrowings on revolving credit facilities	245,700	93,220
Repayments of borrowings on revolving credit facilities	(247,320)	(92,410)
Shares surrendered upon exercise and vesting of equity awards to cover taxes	(2,570)	(3,230)
Payments to purchase common stock	(31,570)	(15,420)
Net cash used for financing activities of continuing operations	(35,760)	(17,840)
Net cash provided by financing activities of discontinued operations	—	—
Net cash used for financing activities	(35,760)	(17,840)
Cash and Cash Equivalents:
Decrease for the period	(107,220)	(67,870)
At beginning of period	172,470	108,150
At end of period	$65,250	$40,280
Supplemental disclosure of cash flow information:
Cash paid for interest	$7,150	$6,190
Cash paid for taxes	$3,410	$10,160

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
Continuing Operations
(Unaudited - dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Packaging
Net sales	$128,830	$103,990	$228,880	$192,830
Operating profit	$24,040	$22,640	$42,320	$40,280
Special Items to consider in evaluating operating profit:
Purchase accounting costs	750	260	750	1,280
Business restructuring and severance costs	2,410	—	2,730	—
Adjusted operating profit	$27,200	$22,900	$45,800	$41,560

Aerospace
Net sales	$42,610	$49,510	$91,530	$95,090
Operating profit (loss)	$(4,210)	$7,650	$870	$13,460
Special Items to consider in evaluating operating profit:
Purchase accounting costs	1,520	—	2,030	—
Business restructuring and severance costs	7,010	—	7,510	440
Adjusted operating profit	$4,320	$7,650	$10,410	$13,900

Specialty Products
Net sales	$28,110	$37,330	$61,930	$76,280
Operating profit (loss)	$(5,940)	$5,410	$(2,510)	$10,110
Special Items to consider in evaluating operating profit:
Business restructuring and severance costs	9,700	—	9,700	—
Adjusted operating profit	$3,760	$5,410	$7,190	$10,110

Corporate Expenses
Operating loss	$(32,040)	$(8,640)	$(39,000)	$(16,990)
Special Items to consider in evaluating operating loss:
Change in accounting policy for asbestos-related costs	23,400	—	23,400	—
M&A diligence and transaction costs	260	700	1,070	1,820
Business restructuring and severance costs	640	—	640	—
Adjusted operating loss	$(7,740)	$(7,940)	$(13,890)	$(15,170)

Total Company
Net sales	$199,550	$190,830	$382,340	$364,200
Operating profit (loss)	$(18,150)	$27,060	$1,680	$46,860
Total Special Items to consider in evaluating operating profit	45,690	960	47,830	3,540
Adjusted operating profit	$27,540	$28,020	$49,510	$50,400

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Income (loss) from continuing operations, as reported	$(15,700)	$18,720	$(2,580)	$33,270
Special Items to consider in evaluating quality of income (loss) from continuing operations:
Change in accounting policy for asbestos-related costs	23,400	—	23,400	—
Business restructuring and severance costs	19,760	—	20,580	440
Purchase accounting costs	2,270	260	2,780	1,280
M&A diligence and transaction costs	260	700	1,370	1,820
Income tax effect of Special Items(1)	(11,330)	(100)	(11,790)	(660)
Adjusted income from continuing operations	$18,660	$19,580	$33,760	$36,150

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Diluted earnings (loss) per share from continuing operations, as reported	$(0.36)	$0.41	$(0.06)	$0.72
Special Items to consider in evaluating quality of EPS from continuing operations:
Change in accounting policy for asbestos-related costs	0.54	—	0.53	—
Business restructuring and severance costs	0.45	—	0.47	0.01
Purchase accounting costs	0.05	0.01	0.06	0.03
M&A diligence and transaction costs	0.01	0.01	0.03	0.04
Income tax effect of Special Items(1)	(0.26)	—	(0.26)	(0.01)
Adjusted diluted EPS from continuing operations	$0.43	$0.43	$0.77	$0.79
Weighted-average shares outstanding(2)	43,648,211	45,828,315	44,059,342	45,910,249
(1) Income tax effect of Special Items is calculated on an item-by-item basis, utilizing the tax rate in the jurisdiction where the Special Item occurred. For the three and six month periods ended June 30, 2020 and 2019, the income tax effect of Special Items varied from the tax rate inherent in the Company's reported GAAP results, primarily as a result of certain discrete items that occurred during the period for GAAP reporting purposes.
(2) 184,976 and 227,198 shares for the three and six months ended June 30, 2020, respectively, would have been dilutive to the computation of earnings per share in an income position, but were not significant enough to impact the computation of Adjusted dilutive EPS from continuing operations.

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended June 30,
	2020			2019
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities from continuing operations	$27,440	$3,070	$30,510	$17,720	$1,080	$18,800
Less: Capital expenditures	(5,320)	—	(5,320)	(5,270)	—	(5,270)
Free Cash Flow	22,120	3,070	25,190	12,450	1,080	13,530
Income (loss) from continuing operations	(15,700)	34,050	18,350	18,720	860	19,580
Free Cash Flow as a percentage of income (loss) from continuing operations	NM		137%	67%		69%

	Six months ended June 30,
	2020			2019
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities from continuing operations	$30,840	$5,360	$36,200	32,770	$2,210	$34,980
Less: Capital expenditures	(9,250)	—	(9,250)	(11,500)	—	(11,500)
Free Cash Flow	21,590	5,360	26,950	21,270	2,210	23,480
Income (loss) from continuing operations	(2,580)	36,030	33,450	33,270	2,880	36,150
Free Cash Flow as a percentage of income (loss) from continuing operations	NM		81%	64%		65%

	June 30, 2020	December 31, 2019	June 30, 2019
Current maturities, long-term debt	$—	$—	$60
Long-term debt, net	295,260	294,690	294,120
Total Debt	295,260	294,690	294,180
Less: Cash and cash equivalents	65,250	172,470	40,280
Net Debt	$230,010	$122,220	$253,900